                                                                 Exhibit (d)(27)

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS AGREEMENT is made and entered into as of the 2nd day of May, 2001, by and among Firstar Investment Research and Management Company, LLC, a Wisconsin limited liability company (successor to Mississippi Valley Advisors Inc.) ("FIRMCO"), U.S. Bancorp Piper Jaffray Asset Management, Inc., a Delaware corporation ("PJAM"), and Conning Asset Management Company, a Missouri corporation (the "Sub-Adviser").

     WHEREAS, Mercantile Mutual Funds, Inc. (the "Company") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, FIRMCO currently serves as the investment adviser to the Conning Money Market Portfolio, a separately managed portfolio of the Company (the "Portfolio"), pursuant to Addendum No. 11 dated February 12, 1999 to the Amended and Restated Advisory Agreement dated April 1, 1991 between FIRMCO (successor to Mississippi Valley Advisors Inc.) and the Company (the "Advisory Agreement"); and

     WHEREAS, the Sub-Adviser serves as sub-adviser to the Portfolio pursuant to a Sub-Advisory Agreement dated January 6, 2000 between FIRMCO and the Sub-Adviser (the "Sub-Advisory Agreement"); and

     WHEREAS, effective on the date of this Agreement, FIRMCO shall assign its rights, duties and obligations under the Advisory Agreement to PJAM, and PJAM shall assume such rights, duties and obligations; and

     WHEREAS, FIRMCO wishes to assign its rights, duties and obligations under the Sub-Advisory Agreement to PJAM, and PJAM wishes to assume such rights, duties and obligations, each subject to the terms and conditions of this Agreement; and

     WHEREAS, the Sub-Adviser wishes to consent to such assignment and assumption of rights, duties and obligations by FIRMCO and PJAM; and

     WHEREAS, PJAM represents that the assignment and assumption of FIRMCO's rights, duties and obligations under the Advisory Agreement and the Sub-Advisory Agreement to and by PJAM will not result in a change of actual control or management of the Company's investment adviser and, therefore, pursuant to Rule 2a-6 under the 1940 Act, will not constitute an "assignment" of the Advisory Agreement or Sub-Advisory Agreement within the meaning of Section 15(a)(4) of the 1940 Act.
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     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

     1. FIRMCO hereby assigns and conveys all of its rights, duties and obligations under the Sub-Advisory Agreement to PJAM, and PJAM hereby assumes all of such rights, duties and obligations under the Sub-Advisory Agreement, in each case subject to the terms of this Agreement.

     2. Except as modified by this Agreement, all of the provisions, terms and conditions set forth in the Sub-Advisory Agreement shall remain in full force and effect.

     3.  The Sub-Adviser hereby consents to this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


FIRSTAR INVESTMENT RESEARCH
 AND MANAGEMENT COMPANY, LLC


By: /s/ Laura Rauman
    ----------------
 Name: Laura Rauman
 Title: Senior Vice President



U.S. BANCORP PIPER JAFFRAY
 ASSET MANAGEMENT, INC.


By: /s/ Jeffrey M. Squires
    ----------------------
 Name: Jeffrey M. Squires
 Title: Senior Vice President



CONNING ASSET MANAGEMENT
 COMPANY

By: /s/ Frank D. Campbell
    ---------------------
 Name: Frank D. Campbell
 Title: EVP

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